SERVICE AGREEMENT

        THIS SERVICE AGREEMENT (the "Service Agreement") is effective the 17th day of September, 2002 (the "Effective Date"), by and between CASINOS U.S.A., INC., a Colorado corporation ("Casinos") and GLOBAL CASINOS, INC., a Utah corporation ("Global").

RECITALS

        A.        Casinos is a wholly owned subsidiary of Global.

        B.        Casinos and Global, together with Astraea Investment Management L.P., as trustee, have, as of the Effective Date, entered into an Agreement and Other Agreements referred to in the Agreement, and this Service Agreement is one of the Other Agreements referred to in the Agreement.

        C.        Global has previously held the gaming license for the Bull Durham Saloon and Casino ("Bull Durham"), which is owned by Casinos, and has operated the Bull Durham under a management agreement.

        D.        It is anticipated that Casinos will be issued a gaming license by the Colorado Division of Gaming, and that the management agreement with Global will then terminate.

        E.        Casinos wants to provide for the continuation of some of the accounting and reporting services previously provided by Global under the management agreement, and correspondingly Global is desirous of continuing to perform such services for Casinos, upon the terms and subject to the conditions set forth in this Service Agreement.

AGREEMENT

        NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the parties agree as follows:

1.

Engagement of Global; Term. Casinos hereby engages Global and Global hereby accepts the engagement to provide accounting and reporting services for Casinos, as shall be described in this Service Agreement. The term of this Agreement shall be for that period of time commencing upon the Effective Date and ending on the fifth anniversary of the Effective Date of this Service Agreement unless earlier terminated as provided in Section 6; provided, however, that Global can terminate this Agreement upon 120 days' written notice to Casinos.

2.

Powers and Duties of Global. Upon the terms and subject to the conditions of this Agreement and to any specific instructions given to Global by Casinos, during the term of this Service Agreement, Global shall assist Casinos with the following:

a.

Financial Records. Global shall maintain on a current basis the books and records of Casinos, and the casino operations conducted by Casinos and all matters relating thereto. The books and records shall be maintained in strict accordance with generally accepted accounting principles ("GAAP") and in full compliance with any applicable state and or federal regulation. All such records shall be open for inspection by Casinos and Casinos' representatives upon reasonable notice and at all reasonable times. Global shall prepare and deliver to Casinos periodic reports showing revenues and expenses and cash flow of Casinos in the form and format requested by Casinos, including, but not limited to, (i) monthly and year-to-date unaudited financial statements prepared in accordance with GAAP (except that footnotes may be omitted) within 25 days after the end of each month, and (ii) annual financial statements prepared in accordance with GAAP and SEC regulations within 90 days of each year-end. Global shall assist with and supervise the preparation of all tax returns and all audits of Casinos and its business.

b.

Operational and Regulatory Reports. Global shall deliver to Casinos such operational reports as Casinos may reasonably request. Global shall prepare and provide all written reports and information that shall be lawfully required by the Colorado Gaming Commission or any governmental agency having jurisdiction over Casinos, Casinos' properties, assets or business (or any business of Global which relates to Casinos).

c.

Insurance. Global shall procure on behalf of (and at the sole cost and expense of and with the prior approval of Casinos' Board), insurance of such kinds, in such amounts, with such companies and on such terms and conditions as the Casinos Board shall determine in the exercise of its reasonable judgment after consultation with Global. All such policies shall name Global and Casinos as co-insureds, as their respective interest may appear.

d.

Miscellaneous Responsibilities. Upon the termination or expiration of the term of this Agreement, Global shall deliver to Casinos all books, records, insurance policies, contracts, funds, invoices, receipts, and all other records, information, data, instruments and documents in Global's possession relating to Casinos. Within thirty (30) days after such expiration or termination, Global shall render a final accounting to Casinos.

3.

No Debts. Global shall not, without the prior written approval of Casinos, incur any debts, obligations, duties or liabilities for or on behalf of Casinos for the payment of money or otherwise without the prior written approval of the Board of Casinos.

4.

Compensation of Global. As compensation for services rendered by Global to Casinos under and pursuant to this Service Agreement, Global shall be paid a fee of $10,000 per month, commencing September 30, 2002 for the month of September 2002.

5.	Representations and Warranties.
	(a.)	Representations and Warranties of Casinos. Casinos represents and warrants to Global that:
(i)

Due Organization; Good Standing; Power. Casinos is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Casinos has all requisite corporate power to enter into this Service Agreement and to perform its obligations hereunder.

(ii)

Authorization and Validity of Document. This Service Agreement has been duly executed, acknowledged, sealed and delivered by Casinos and is a legal, valid, and binding obligation of Casinos, fully enforceable against Casinos in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

	(b)	Representations and Warranties of Global. Global represents and warrants to Casinos that:
(i)

Due Organization; Good Standing; Power. Global is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah. Global has all requisite corporate power to enter into this Service Agreement and to perform its obligations hereunder.

(ii)

Authorization and Validity of Document. This Service Agreement has been duly executed, acknowledged, sealed and delivered by Global and is a legal, valid, and binding obligation of Global, fully enforceable against Global in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

6.	Events of Default; Termination. The following shall constitute events of default under this Service Agreement:
(a)

Failure to Perform. The breach by either Global or Casinos of any covenants, promises, agreements, representations and warranties provided by this Service Agreement, and the failure by Global or Casinos, as the case may be, to cure any such breach within 10 days following receipt of written notice thereof from the other party, provided that there shall be no more than two opportunities to cure a breach within any consecutive 12-month period during the term of this Service Agreement.

(b)

Insolvency Proceedings. The filing by either Casinos or Global of a petition commencing a voluntary case under the U.S. bankruptcy laws; a general assignment by either Casinos or Global for the benefit of creditors; an admission in writing by either Casinos or Global of its inability to pay its debts as they become due; the filing by either Casinos or Global of any petition or answer in any proceedings seeking for itself, or consenting to, or acquiescing in, any insolvency, receivership, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or the filing by either Casinos or Global of an answer or other pleading admitting or failing to deny, or to contest, the material allegations of the petition filed against it in any such proceeding; the seeking or consenting to, or acquiescence by either Casinos or Global in, the appointment of any trustee, receiver, or liquidator of it, or any part of its property, and the commencement against either Casinos or Global, of an involuntary case under the U.S. bankruptcy laws, or a proceeding under any receivership, composition, readjustment, liquidation, insolvency, dissolution or like law or statute, which case or proceeding is not dismissed or vacated within 60 days.

        Upon any such default, this Service Agreement shall terminate and the defaulting party shall thereafter be liable and responsible to the non-defaulting party for all damages sustained or incurred by reason of such default and for all other relief and remedies available to the non-defaulting party by reason of such default.

        This Agreement may also be terminated by Casinos at any time upon 10 days' notice to Global, from and after the transfer, whether voluntary or involuntary, through option exercise, foreclosure or otherwise, of any shares of Casinos' stock by Global, it being understood by the parties that this Agreement is subject to a Stock Pledge Agreement of even date herewith between Global and Astraea Investment Management L.P.

7.

Relationship of the Parties. The parties hereto agree that in performing its duties hereunder, Global shall be acting as an independent contractor. Nothing contained in this Service Agreement shall constitute Casinos and Global as partners, joint venturers, agents, or employees of one another, any such intent being hereby expressly disclaimed.

8.

Notices. All notices, requests, demands, consents and other communications which are required or may be given under this Service Agreement (collectively, the "Notices") shall be in writing and shall be given either by (a) personal delivery against a receipted copy; or (b) certified or registered U.S. mail, return receipt requested, postage prepaid, to the following Addresses.

	(a)	If to Global:
5455 Spine Road Mezz East Boulder, CO 80301

	(b)	If to Casinos:
110 Main Street P.O. Box 389 Blackhawk, CO 80422-0389

and

Two Lincoln Centre, Suite 1450 5420 LBJ Freeway Dallas, TX 75240

	(c)	With a copy to:
Astraea Investment Management L.P. Two Lincoln Centre, Suite 1450 5420 LBJ Freeway Dallas, TX 75240

        or to such other address of which Notice in accordance with this Section shall have been provided by such person. Notices may only be given in a manner described in this Section and shall be deemed received when given in such manner.

9.

Specific Performance. The parties hereto recognize that the parties' remedies at law for damages in the event of breach of this Service Agreement may be inadequate. Accordingly, it is the intention of the parties that the obligations and duties of the parties hereunder shall be enforceable in equity by specific performance.

10.

Survival of Representations, Warranties, and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Service Agreement shall survive the execution, acknowledgement, sealing and delivery of this Service Agreement.

        EXECUTED on this ___ day of October, 2002, to be effective as of the Effective Date set forth in the first paragraph of this Service Agreement.

CASINOS U.S.A., INC.	GLOBAL CASINOS, INC.
By: /s/ Frank L. Jennings	By: /s/ Frank L. Jennings
Authorized Officer	Authorized Officer